EXHIBIT 10.8c
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (this “Agreement”) is entered into effective as of September 12, 2019 (the “Effective Date”), by and between KAR Auction Services, Inc. (the “Company” and, together with its affiliates within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended, the “Company Group”) and Rebecca C. Polak (“Executive”). The Company and Executive may be referred to herein individually as a “Party” and collectively as the “Parties.”
WITNESSETH:
WHEREAS, Executive serves as the Chief Legal Officer and Secretary of the Company, and President of TradeRev, pursuant to an Employment Agreement by and between Executive and the Company, dated December 17, 2013, as amended by the Amendment to Employment Agreement, dated February 19, 2018 (the “Employment Agreement”);
WHEREAS, Executive advised the Company of her intention to terminate her employment with the Company pursuant to Section 4(c) of the Employment Agreement, effective as of October 8, 2019 (the “Transition Date”), and the Company and Executive have mutually agreed that Executive will do so on the basis provided in the Employment Agreement and in this Agreement; and
WHEREAS, in order to ensure a smooth transition of Executive’s roles from Executive to one or more successors, the Company and Executive have mutually agreed that Executive will continue to provide services to the Company in accordance with the terms and conditions of this Agreement during the period commencing on the Transition Date and ending on the earlier of (i) December 31, 2019 or (ii) the termination of Executive’s service in accordance with this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Transition Date. Executive’s employment with the Company shall cease effective as of the Transition Date. Executive agrees to execute all documents reasonably necessary or appropriate to memorialize any or all resignations from any positions that Executive holds as an officer, director or manager of any member of the Company Group.
2.Transition Period; Consulting Period.
(a)    Effective as of the Transition Date and through December 31, 2019, subject to an earlier termination as mutually agreed upon in writing by Executive and the Company (the period from the Transition Date through December 31, 2019 or any earlier termination, the “Consulting Period”), Executive shall be an independent contractor to the Company Group and, in such capacity, shall provide advisory services to the Company Group related to transition matters and such other services as reasonably requested by the Chief Executive Officer of the Company and/or the Board of Directors of the Company, from time to time, subject to mutual agreement concerning time and place (the “Consulting Services”). During the Consulting Period, no member of the Company Group shall have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Executive to perform the Consulting Services.
(b)    The Parties acknowledge and agree that, effective as of the Transition Date, Executive shall have experienced a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Parties reasonably expect that the performance of the Consulting Services shall not require Executive to provide more than twenty percent (20%) of the average level of services rendered by Executive to the Company Group during the thirty-six (36) months immediately preceding the Transition Date.
3.Compensation.
(a)    As consideration for Consulting Services rendered during the Consulting Period, the Company shall provide Executive with a consulting fee of $500,000 (the “Consulting Fee”); provided, that if the Consulting Period is terminated by mutual agreement of the Parties in writing prior to December 31, 2019, the full amount of the Consulting Fee shall be pro-rated based on the number of days that Executive remained in service with the Company from the Transition Date through the end of the Consulting Period. The Consulting Fee shall be paid to Executive in a single lump sum following the commencement of the Consulting Period, but in no event later than December 31, 2019. The Company Group shall not withhold any taxes from the Consulting Fee. Executive acknowledges and agrees that Executive shall be solely responsible for the payment of all taxes with respect to the payment of the Consulting Fee.
(b)    The Company Group shall reimburse Executive for Executive’s reasonable pre-approved out-of-pocket expenses incurred in connection with the Consulting Services in accordance with the Company Group’s existing expense reimbursement procedures.
4.Restrictive Covenants. The restrictive covenants set forth in Section 7 of the Employment Agreement shall continue to apply through and after the Transition Date in accordance with their provisions, regardless of the time of or reason for Executive’s employment termination, with the post-employment period described therein commencing on the Transition Date.
5.Non-Disparagement. For a period of one year following the Effective Date, (i) the Executive agrees and covenants that the Executive shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company Group or its businesses, or any of its employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, and (ii) the CEO, on behalf of the Company, shall instruct all current and future members of the Company’s Executive Committee (direct reports to the CEO of the Company and other identified officers) to not make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Executive.
6.Cooperation. For a period of up to three years following the Effective Date, Executive agrees to reasonably cooperate with the Company and assist it in any litigation, hearing, trial, or other legal, regulatory, or administrative action involving – directly or indirectly – Executive’s employment or engagement with the Company Group. The Company will reimburse Executive for any reasonable costs associated with such cooperation, and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary immediately prior to the Transition Date.
7.Confidentiality. Executive acknowledges that the Company Group possesses, and Executive has been granted access to, certain trade secrets as well as other confidential and proprietary, and attorney-client privileged information. Such information may include, without limitation, confidential information, whether tangible or intangible in form, regarding products and services, marketing strategies, business plans, operations, banking information, costs, current or prospective customer information (including customer identities, contacts, requirements, creditworthiness and like matters), product concepts, designs, prototypes or specifications, regulatory compliance issues, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial and tax information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Company Group’s business (collectively referred to herein as “Confidential Information”). Executive agrees that all such Confidential Information is and shall remain the sole and exclusive property of the Company, and exclusively belongs to the Company. Except as may be expressly authorized by the Company in writing, or as may be required by law after providing due notice thereof to the Company, Executive agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party for as long thereafter as such information remains confidential (or as limited by applicable law) and agrees not to make use of any such Confidential Information for Executive’s own purposes or for the benefit of any other entity or person.
8.Defend Trade Secrets Act. Pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Moreover, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose a trade secret to her attorney and use the trade secret information in the court proceeding; provided, however, that Executive (i) shall file any document containing the trade secret under seal; and (ii) shall not disclose the trade secret, except pursuant to a court order.
9.Miscellaneous Provisions.
(a)    Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To Company:    KAR Auction Services, Inc.
11299 N. Illinois St.
Carmel, IN 46032
Attention: James P. Hallett
Email: jim.hallett@karglobal.com

To Executive:    At Executive’s address on file with the Company
(b)    Entire Agreement. This Agreement sets forth the entire agreement between the Company and Executive with respect to the subject matter of this Agreement and fully supersedes all prior negotiations, representations and agreements, whether written or oral, between the Company and Executive with respect to the subject matter of this Agreement; provided, that the Employment Agreement shall continue in accordance with its terms following the Effective Date.
(c)    Severability. The provisions of this Agreement are severable and shall be separately construed. If any of them is determined to be unenforceable by any court, that determination shall not invalidate any other provision of this Agreement.
(d)    Equitable Remedies. The Parties agree that a violation of Sections 4 through 7 of this Agreement will cause irreparable harm and injury to the Parties and that the Parties shall be entitled, in addition to any other rights and remedies the Parties may have at law or in equity, to an injunction (without the posting of any security) enjoining and restraining the other Party from doing or continuing to do any such acts and any other violations or threatened violations of this Agreement.
(e)    Amendment and Waiver. This Agreement may not be modified, amended or waived in any manner except by a written document executed by the Company and Executive. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by such party of a provision of this Agreement.
(f)    Successors and Assigns. This Agreement and the covenants herein shall extend to and inure to the benefit of the successors and assigns of the Company. The Company shall require any successor (whether by purchase, merger, consolidation or otherwise) to assume or reaffirm, as applicable, the Company’s obligations under this Agreement without change.
(g)    Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.
(h)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.
(i)    Governing Law and Forum. This Agreement shall be governed by and construed according to the internal laws of the State of Indiana, without regard to conflict of law principles.

(j)    Withholding. The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.
(k)    Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s termination date (or death, if earlier). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive understands and agrees that Executive shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Executive on account of non-compliance with Section 409A.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

KAR AUCTION SERVICES, INC.

By: /s/ James P. Hallett	By: /s/ Rebecca C. Polak
Name: James P. Hallett Title: Chief Executive Officer	Name: Rebecca C. Polak